Exhibit 3.5

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 05/03/1999
991173579 — 3037646
CERTIFICATE OF FORMATION
OF
100 MAPLE LLC

     The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:
     1. The name of the limited liability company is 100 MAPLE LLC.
     2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Dover, Delaware 19901.
Executed on May 3, 1999.

/s/ Regina Clerkin
Regina Clerkin, Authorized Person